EXHIBIT 11
                     LCS INDUSTRIES, INC. AND SUBSIDIARIES

                     COMPUTATION OF EARNINGS PER SHARE AND

                            COMMON EQUIVALENT SHARE

                  For the Three and Six Months Ended March 31,
                                  (Unaudited)

                                                        Three Months              Six Months
                                                 -----------------------   -----------------------
                                                    1995         1994         1995         1994
                                                 ----------   ----------   ----------   ----------
Weighted average shares outstanding ..........    2,020,780    1,949,672    2,002,829    1,945,902

Weighted average - dilutive stock options ....      227,126      135,650      192,736      127,584

Shares issuable in connection with the
   acquisition of Catalog Resources, Inc. ....       42,934       42,934       42,934       42,934
                                                 ----------   ----------   ----------   ----------
                                                  2,290,840    2,128,256    2,238,499    2,116,420
                                                 ==========   ==========   ==========   ==========

Net income ...................................   $1,513,607   $  464,747   $2,797,082   $  851,250

Earnings per share and common equivalent share   $      .66   $      .22   $     1.25   $      .40
                                                 ==========   ==========   ==========   ==========